50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

EXHIBIT 99.1

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

ICR
Jean Fontana
646-277-1214

dELiA*s, INC. ANNOUNCES

THIRD QUARTER 2011 RESULTS

New York, NY – November 22, 2011 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced the results for its third quarter of fiscal 2011.

Walter Killough, Chief Executive Officer, commented, “While we were pleased to see solid performance in most categories during the third quarter, we did miss our sales and margin expectations. The majority of the shortfall was due to fashion misses in key item tops purchased under our previous merchandise strategy. We are encouraged by early reads on our most recent deliveries as we are seeing positive consumer response to both key items as well as other new products that reflect our go-forward merchandise strategy. In addition, we have better planned promotions for holiday this year which combined with our improved merchandise assortment should lead to improved sales and profitability performance in the fourth quarter.”

Mr. Killough continued, “We are confident that with the initiatives we have underway in merchandising and marketing we will have a strong foundation from which to drive long term growth in sales and profitability.”

Fiscal Third Quarter Results

Total revenue for the third quarter of fiscal 2011 decreased 4.2% to $58.1 million from $60.6 million in the third quarter of fiscal 2010. Revenue from the retail segment decreased 2.7% to $36.2 million, or 62.3% of total revenue. Revenue from the direct segment decreased 6.5% to $21.9 million, or 37.7% of total revenue.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Total gross margin decreased to 32.3% in the third quarter of fiscal 2011, compared to 34.3% in the prior year quarter, predominantly reflecting reduced merchandise margins related to markdowns in the retail segment and the deleveraging of occupancy costs.

Selling, general and administrative (SG&A) expenses were $23.1 million, or 39.7% of sales, for the third quarter of fiscal 2011 compared to $24.5 million, or 40.3% of sales, in the third quarter of fiscal 2010. The decrease in SG&A expenses in dollars and as a percent of sales reflects selling and overhead expense reductions.

Net loss for the third quarter of fiscal 2011 was $4.4 million, or $0.14 per diluted share, compared to a net loss for the third quarter of fiscal 2010 of $9.7 million, or $0.31 per diluted share. Included in the third quarter of fiscal 2010 was a goodwill impairment charge of $7.6 million, or $0.24 per diluted share.

The provision for income tax expense for the third quarter of fiscal 2011 was $26,000, or $0.00 per diluted share, compared to a benefit for income taxes of $1.7 million, or $0.05 per diluted share, for the prior year period.

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the third quarter of fiscal 2011 decreased 2.7% to $36.2 million from $37.2 million in the third quarter of fiscal 2010. Retail comparable store sales decreased 1.7% for the third quarter of fiscal 2011 compared to a decrease of 0.4% for the third quarter of fiscal 2010.

Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 26.0% compared to 29.3% in the prior year period. The decrease in gross margin resulted from lower merchandise margins and the deleveraging of occupancy costs.

SG&A expenses for the retail segment were $12.1 million, or 33.5% of sales, in the third quarter of fiscal 2011 compared to $12.9 million, or 34.6% of sales, in the prior year period.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

The decrease in SG&A expenses in dollars and as a percent of sales was driven by selling and overhead expense reductions.

The operating loss for the third quarter of fiscal 2011 for the retail segment was $2.7 million compared to $1.9 million in the prior year period.

The Company remodeled one store location and closed one store location during the third quarter of fiscal 2011, ending the period with 114 stores.

Direct Segment Results

Total revenue for the direct segment for the third quarter of fiscal 2011 decreased 6.5% to $21.9 million from $23.4 million in the prior year period.

Gross margin for the direct segment was 42.7% compared to 42.2% in the third quarter of the prior year, primarily resulting from increased merchandise margins.

SG&A expenses for the direct segment were $10.9 million, or 50.0% of sales, compared to $11.6 million, or 49.5% of sales, in the prior year period. The decrease in SG&A expenses in dollars reflects reduced selling and overhead expenses.

The operating loss for the third quarter of fiscal 2011 for the direct segment was $1.5 million as compared to $9.3 million in the prior year period. The prior year period included the aforementioned goodwill impairment charge of $7.6 million.

Balance Sheet Highlights

At the end of the third fiscal quarter of 2011, cash and cash equivalents were $15.8 million compared with $21.6 million, including restricted amounts, at the end of the third quarter of fiscal 2010.

Total net inventories at October 29, 2011 were $41.7 million compared with $41.8 million at October 30, 2010. While inventory per average retail store was up 8%, due to the timing of certain holiday receipts, inventory for the direct segment was down 6% compared to the end of the third quarter of fiscal 2010.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

First Nine Month Results

For the first nine months of fiscal 2011, total revenue decreased 1.4% to $151.6 million from $153.8 million for the prior year period. Total gross margin was 31.1% compared to 31.7% for the prior year period. SG&A expenses were $66.4 million, or 43.8% of sales, for the first nine months of fiscal 2011, compared to $69.6 million, or 45.2% of sales, for the prior year period.

The operating loss for the first nine months of fiscal 2011 decreased to $19.0 million, compared to $28.1 million for the first nine months of fiscal 2010. Included in the first nine months of fiscal 2010 was the aforementioned goodwill impairment charge of $7.6 million.

Net loss for the first nine months of fiscal 2011 decreased to $18.5 million, or $0.59 per diluted share, compared to a net loss of $22.3 million, or $0.72 per diluted share, for the first nine months of fiscal 2010. Included in the first nine months of fiscal 2010 was the aforementioned goodwill impairment charge of $7.6 million, or $0.24 per diluted share. The net loss for the first nine months of fiscal 2011 includes a benefit for income taxes of $0.9 million, or $0.03 per diluted share, compared to a benefit of $6.0 million, or $0.19 per diluted share, recorded in the first nine months of fiscal 2010.

Conference Call and Webcast Information

A conference call to discuss third quarter 2011 results is scheduled for Tuesday, November 22, 2011 at 10:00 A.M. Eastern Time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available until December 22, 2011 and can be accessed by dialing (888) 286-8010 and providing the pass code number 60550902.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

(unaudited)

	October 29, 2011	October 30, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,778	$14,356
Inventories, net	41,655	41,838
Prepaid catalog costs	3,654	3,934
Restricted cash	—	7,285
Deferred income taxes	—	1,138
Other current assets	3,696	12,393

TOTAL CURRENT ASSETS	64,783	80,944
PROPERTY AND EQUIPMENT, NET	44,843	52,444
GOODWILL	4,462	4,462
INTANGIBLE ASSETS, NET	2,419	2,419
OTHER ASSETS	852	139

TOTAL ASSETS	$117,359	$140,408

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$21,742	$22,559
Accrued expenses and other current liabilities	16,653	21,257
Income taxes payable	891	825

TOTAL CURRENT LIABILITIES	39,286	44,641
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	11,964	11,633

TOTAL LIABILITIES	51,250	56,274

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,432,531 and 31,312,591 shares issued and outstanding, respectively	31	31
Additional paid-in capital	99,081	99,292
Accumulated deficit	(33,003)	(15,189)

TOTAL STOCKHOLDERS’ EQUITY	66,109	84,134

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,359	$140,408

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirteen Weeks Ended
	October 29, 2011		October 30, 2010
NET REVENUES	$58,067	100.0%	$60,610	100.0%
Cost of goods sold	39,336	67.7%	39,838	65.7%

GROSS PROFIT	18,731	32.3%	20,772	34.3%

Selling, general and administrative expenses	23,081	39.7%	24,450	40.3%
Impairment of goodwill	—	0.0%	7,611	12.6%
Other operating income	(122)	-0.2%	(63)	-0.1%

TOTAL OPERATING EXPENSES	22,959	39.5%	31,998	52.8%

OPERATING LOSS	(4,228)	-7.3%	(11,226)	-18.5%
Interest expense, net	(171)	-0.3%	(91)	-0.2%

LOSS BEFORE INCOME TAXES	(4,399)	-7.6%	(11,317)	-18.7%
Provision (benefit) for income taxes	26	0.0%	(1,655)	-2.7%

NET LOSS	$(4,425)	-7.6%	$(9,662)	-15.9%

BASIC AND DILUTED LOSS PER SHARE:
NET LOSS PER SHARE	$(0.14)		$(0.31)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,209,737		31,105,983

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 29, 2011		October 30, 2010
NET REVENUES	$151,560	100.0%	$153,784	100.0%
Cost of goods sold	104,381	68.9%	104,976	68.3%

GROSS PROFIT	47,179	31.1%	48,808	31.7%

Selling, general and administrative expenses	66,406	43.8%	69,587	45.2%
Impairment of long-lived assets	—	0.0%	7,611	4.9%
Other operating income	(194)	-0.1%	(301)	-0.2%

TOTAL OPERATING EXPENSES	66,212	43.7%	76,897	50.0%

OPERATING LOSS	(19,033)	-12.6%	(28,089)	-18.3%
Interest expense, net	(394)	-0.3%	(261)	-0.2%

LOSS BEFORE INCOME TAXES	(19,427)	-12.8%	(28,350)	-18.4%
Benefit for income taxes	(921)	-0.6%	(6,015)	-3.9%

NET LOSS	$(18,506)	-12.2%	$(22,335)	-14.5%

BASIC AND DILUTED LOSS PER SHARE:
NET LOSS PER SHARE	$(0.59)		$(0.72)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,209,737		31,103,574

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,506)	$(22,335)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,624	7,835
Stock-based compensation	571	651
Impairment of goodwill	—	7,611
Changes in operating assets and liabilities:
Inventories	(9,630)	(8,136)
Prepaid catalog costs and other assets	6,265	(935)
Restricted cash	8,268	255
Income taxes payable	149	92
Accounts payable, accrued expenses and other liabilities	(4,973)	(6,674)

Total adjustments	9,274	699

NET CASH USED IN OPERATING ACTIVITIES	(9,232)	(21,636)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,064)	(5,659)

NET CASH USED IN INVESTING ACTIVITIES	(3,064)	(5,659)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of employee stock options	—	5

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	5

NET DECREASE IN CASH AND CASH EQUIVALENTS	(12,296)	(27,290)
CASH AND CASH EQUIVALENTS, beginning of period	28,074	41,646

CASH AND CASH EQUIVALENTS, end of period	$15,778	$14,356

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended			For The Thirty-Nine Weeks Ended
	October 29, 2011		October 30, 2010	October 29, 2011		October 30, 2010
Channel net revenues:
Retail	$36,186		$37,203	$89,589		$87,538
Direct	21,881		23,407	61,971		66,246

Total net revenues	$58,067		$60,610	$151,560		$153,784

Comparable store sales	(1.7%)		(0.4%)	1.6%		(4.8%)

Catalogs mailed	9,356		11,488	25,940		29,150

Inventory – retail	$24,501		$23,595	$24,501		$23,595

Inventory – direct	$17,154		$18,243	$17,154		$18,243

Number of stores:
Beginning of period	115		115	114		109
Opened	1	*	—	3	*	9	**
Closed	2	*	—	3	*	3	**

End of period	114		115	114		115

Total gross sq. ft @ end of period	437.2		440.4	437.2		440.4

*	Totals include one store that was closed, remodeled and reopened in the second quarter of fiscal 2011, and one store that was closed, remodeled and reopened in the third quarter of fiscal 2011.

**	Totals include one store that was closed, remodeled and reopened in the second quarter of fiscal 2010, and one store that was closed and relocated to an alternative site in the same mall during the second quarter of fiscal 2010.